Equity Bancshares, Inc. Exhibit 99.1

PRESS RELEASE

Equity Bancshares, Inc. First Quarter Results Include Net Interest Margin Expansion and Annualized Loan Growth of 15.2%

Reports Net Interest Margin of 4.27%, Closes the Quarter with a Tangible Common Equity Ratio of 10.1%

WICHITA, Kansas, April 15, 2025 (BUSINESSWIRE) – Equity Bancshares, Inc. (NYSE: EQBK), (“Equity”, “the Company,” “we,” “us,” “our”), the Wichita-based holding company of Equity Bank, reported net income of $15.0 million or $0.85 earnings per diluted share for the quarter ended March 31, 2025.

“Our Company is off to an excellent start to the year as we realized expansion in customer relationships driving balance sheet growth, while also announcing an anticipated expansion of our footprint in our partnership with NBC Corp. of Oklahoma," said Brad S. Elliott, Chairman and CEO of Equity. “We came into the year well positioned to execute on our dual pronged strategy of organic and acquisitive balance sheet growth, and we are executing on our measured and strategic plan."

"With the earmarked dollars from our capital raise, continued positive operating results and the benefit of time as it relates to our investment portfolio our Company is well positioned to support growth in all its forms and as we continue to execute on our strategy throughout 2025 and beyond," Mr. Elliott continued. "Our teams are aligned and motivated as we look to build the premier community bank in our operating markets."

Notable Items:

•
Company realized earnings per diluted share of $0.85.
•
Net interest margin for the quarter was 4.27% positively impacted by non-recurring nonaccrual reversals of approximately $2.3 million. Excluding these non-recurring items, margin for the quarter was 4.08% an increase of 4 basis points as compared to the previous quarter adjusted for similar non-recurring items.
•
The Company realized book value per share expansion of $1.19 per share, or 3.5%. Tangible book value per share improved $1.00 per share, or 3.3%. Tangible common equity to tangible assets closed the period at 10.1%.
•
Loan balances closed the period at $3.63 billion, reflecting linked quarter growth of $130.8 million, or 15.2% annualized. The loan-to-deposit ratio closed the period at 82.4%.
•
Deposit balances, excluding brokered, decreased $109.4 million driven by seasonal outflows on municipality and commercial relationships. Including brokered balances, deposits closed the quarter at $4.4 billion consistent with the prior quarter.
•
Balance sheet growth coupled with increased economic uncertainty led to a $2.7 million provision for credit losses in the quarter. Reserves as a percentage of loans increased 3 basis points to 1.3%.
•
The Company announced a $0.15 dividend on outstanding common shares as of March 31, 2025. Our repurchase program remains active, though no shares were purchased during the quarter.
•
The Company announced a merger with NBC Corp. of Oklahoma, the parent company of NBC Bank with approximately $682 million in loans and $816 million in deposits as of December 31, 2024. The transaction yields new markets in Oklahoma City, Altus, Alva, Kingfisher and Enid. The Company anticipates closing on the transaction at the beginning of the third quarter with system conversion completed in the back half of the third quarter.

Financial Results for the Quarter Ended March 31, 2025

Net income allocable to common stockholders was $15.0 million, or $0.85 per diluted share as compared to $17.0 million, or $1.04 per diluted share in the prior quarter. The drivers of the periodic change are discussed in detail in the following sections.

Equity Bancshares, Inc.

PRESS RELEASE

Net Interest Income

Net interest income was $50.3 million for the period, as compared to $49.5 million for the previous quarter. Adjusting the stated number for non-recurring nonaccrual reversals and excess prepayment fee realization of $2.3 million in the current quarter and $1.5 million in the prior quarter, net interest income was $48.0 million for each quarter. The flat result quarter over quarter is primarily the impact of day count offsetting an increase in net interest margin for the period of 3 basis points, adjusted to exclude the non-recurring items noted above in both periods.

Average interest bearing liabilities as a percentage of average interest earning assets declined to 76.3%, while total average interest earning assets increased $55.7 million, or 1.18%, as compared to the three months ending December 31, 2024. Coupon yield on interest earning assets decreased by 4 basis points offset by a reduction of 8 basis points in the cost of interest bearing liabilities creating modest margin expansion, while the non-recurring nonaccrual reversals further contributed 20 basis points to the stated margin result of 4.27% for the quarter.

Provision for Credit Losses

During the quarter, there was a provision of $2.7 million compared to $98 thousand in the previous quarter, while the bank realized net charge-offs of $165 thousand as compared to $322 thousand. The comparatively higher provision was driven by loan growth during the period as well as a general decline in the economic outlook to account for the volatility and potential stress created by the recent changes to US trade policy. At the close of the quarter, the ratio of allowance for credit losses to gross loans held for investment was 1.3%, up 3 basis points from the linked quarter.

The Company continues to estimate the allowance for credit loss with assumptions that anticipate slower prepayment rates and continued market disruption caused by trade policy, elevated inflation, supply chain issues and the impact of monetary policy on consumers and businesses.

Non-Interest Income

Total non-interest income was $10.3 million for the quarter, as compared to $8.8 million linked quarter. The current quarter includes a $1.7 million comparative improvement in benefit from Bank Owned Life Insurance as we realized a death benefit during the period. Excluding this periodic change, non-interest income was down $200 thousand in the quarter attributable to seasonally consistent soft results in service charges, mortgage and insurance revenues.

Non-Interest Expense

Total non-interest expense for the quarter was $39.1 million as compared to $37.8 million for the previous quarter. The comparative increase during the period was driven by beginning of the year payroll dynamics as well as comparatively higher incentive accruals to account for positive earnings during the period. Excluding these items, non-interest expense was effectively flat quarter-over-quarter.

Income Tax Expense

At March 31, 2025, the effective tax rate for the quarter was 20.2% as compared to a rate of 16.7% for the quarter ended December 31, 2024. The increase in the quarter over quarter tax rate was the result of tax reductions related to tax credit structures entered in the prior year that reduced the rate for the 2024 fourth quarter when compared to the current quarter. There have been no new investments in tax credit structures in the first quarter of 2025, however, the Company is actively assessing investment opportunities and has capacity for investments in 2025 which would positively impact the Company’s tax rate. Additionally, there was an increase in state tax expense in the current quarter as compared to the prior quarter as a result of increased apportionment and the remeasurement of deferred tax assets at a lower state tax

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PRESS RELEASE

rate. These increases in the quarter over quarter tax rate were partially offset by non-taxable bank owned life insurance that was received in the quarter ended March 31, 2025.

Loans, Total Assets and Funding

Loans held for investment were $3.6 billion at period end, increasing $130.8 million during the quarter. Total assets were $5.4 billion, increasing $114.1 million during the quarter.

Total deposits were $4.4 billion as of the end of the period, increasing $30.6 million from the previous quarter end. Of the total deposit balance, non-interest-bearing accounts comprise approximately 21.6%. Total Federal Home Loan Bank borrowings were $236.7 million as of the end of the quarter, up $58.7 million from previous quarter end.

Asset Quality

Nonperforming assets were $27.9 million, or 0.5% of total assets, compared to $34.7 million as of the end of the previous quarter, or 0.7% of total assets. The decrease was driven by one Main Street Lending Program loan which was foreclosed and held in Other Real Estate Owned at its gross balance as of the end of the previous period which was fully resolved during the quarter. Non-accrual loans were $24.2 million, as compared to $27.1 million at the end of the previous quarter. Total classified assets, including loans rated special mention or worse, other real estate owned, excluding previous branch locations, and other repossessed assets were $63.5 million, or 10.2% of regulatory capital, down from $72.9 million, or 12.0% of regulatory capital as of the end of the previous quarter.

Capital

Quarter over quarter, book capital increased $24.4 million to $617.3 million. Tangible book value and Tangible book value per share closed the quarter at $544.4 million and $31.07, up from $30.07 linked quarter. The increase in capital is primarily due to earnings and an improvement in the unrealized loss position on our bond portfolio as accumulated other comprehensive income improved $10.2 million.

The Company’s ratio of common equity tier 1 capital to risk-weighted assets was 14.7%, the total capital to risk-weighted assets was 18.3% and the total leverage ratio was 11.8% at March 31, 2025. At December 31, 2024, the Company’s common equity tier 1 capital to risk-weighted assets ratio was 14.5%, the total capital to risk-weighted assets ratio was 18.1% and the total leverage ratio was 11.7%.

Equity Bank's ratio of common equity tier 1 capital to risk-weighted assets was 14.4%, total capital to risk-weighted assets was 15.6% and the total leverage ratio was 11.1% at March 31, 2025. At December 31, 2024, Equity Bank’s ratio of common equity tier 1 capital to risk-weighted assets was 14.2%, the ratio of total capital to risk-weighted assets was 15.3% and the total leverage ratio was 10.9%.

Non-GAAP Financial Measures

In addition to evaluating the Company’s results of operations in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management periodically supplements this evaluation with an analysis of certain non-GAAP financial measures that are intended to provide the reader with additional perspectives on operating results, financial condition and performance trends, while facilitating comparisons with the performance of other financial institutions. Non-GAAP financial measures are not a substitute for GAAP measures, rather, they should be read and used in conjunction with the Company’s GAAP financial information.

The efficiency ratio is a common comparable metric used by banks to understand the expense structure relative to total revenue. In other words, for every dollar of total revenue recognized, how much of that dollar is expended. To improve the comparability of the ratio to our peers, non-core items are excluded. To improve transparency and acknowledging that banks are not consistent in their definition of the efficiency ratio, we include our calculation of this non-GAAP measure.

Equity Bancshares, Inc.

PRESS RELEASE

Core income calculations are a non-GAAP measure that management believes is an effective alternative measure of how efficiently the company utilizes its asset base. Core income is calculated by adjusting GAAP income by non-core gains and losses and excluding non-core expenses, net of tax, as outlined in the table below. We calculate (a) core net income (loss) allocable to common stockholders plus merger expenses, tax effected non-core items, goodwill impairment and BOLI tax adjustment, less gain (loss) from securities transactions; (b) adjusted operating net income as net income (loss) allocable to common stockholders plus adjusted non-core items, tax effected non-core items and BOLI tax adjustments

Core return on average assets before income tax provision and provision for loan losses is a measure that the Company uses to understand fundamental operating performance before these expenses. Used as a ratio relative to average assets, we believe it demonstrates “core” performance and can be viewed as an alternative measure of how efficiently the Company services its asset base. Used as a ratio relative to average equity, it can function as an alternative measure of the Company’s earnings performance in relationship to its equity.

Core return on average equity is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate by taking core net income allocable to common stockholders divided by a simple average of net income and core net income plus average stockholders' equity. For return on average equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity.

Core earnings per share is a non-GAAP financial measures we calculate by taking GAAP net income less non-core impacts to net income to arrive at core net income and core diluted earnings per share. This financial measure is used by financial statement users to evaluate the core financial performance of the Company

Tangible common equity and related measures are non-GAAP financial measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These financial measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Return on average tangible common equity is used by management and readers of our financial statements to understand how efficiently the Company is deploying its common equity. Companies that are able to demonstrate more efficient use of common equity are more likely to be viewed favorably by current and prospective investors.

The Company believes that disclosing these non-GAAP financial measures is both useful internally and is expected by our investors and analysts in order to understand the overall performance of the Company. Other companies may calculate and define their non-GAAP financial measures and supplemental data differently. A reconciliation of GAAP financial measures to non-GAAP measures and other performance ratios, as adjusted, are included in Table 6 in the following press release tables.

Conference Call and Webcast

Equity’s Chairman and Chief Executive Officer, Brad Elliott, and Chief Financial Officer, Chris Navratil, will hold a conference call and webcast to discuss first quarter results on Wednesday, April 16, 2025, at 10 a.m. eastern time or 9 a.m. central time.

Those wishing to participate in the conference call should call the applicable number below and reference the Access Code below.

United States (Local): +1 404 975 4839

United States (Toll-Free): +1 833 470 1428

Global Dial-In Numbers

Access Code: 107245

Equity Bancshares, Inc.

PRESS RELEASE

To eliminate wait times, conference call participants may pre-register using this registration link. After registering, a confirmation with access details will be sent via email.

A replay of the call and webcast will be available two hours following the close of the call until April 23, 2025, accessible at investor.equitybank.com. Webcast URL: https://events.q4inc.com/attendee/633039320

About Equity Bancshares, Inc.

Equity Bancshares, Inc. is the holding company for Equity Bank, offering a full range of financial solutions, including commercial loans, consumer banking, mortgage loans, trust and wealth management services and treasury management services, while delivering the high-quality, relationship-based customer service of a community bank. Equity’s common stock is traded on the New York Stock Exchange. under the symbol “EQBK.” Learn more at www.equitybank.com.

Special Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect the current views of Equity’s management with respect to, among other things, future events and Equity’s financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “positioned,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Equity’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Equity’s control. Accordingly, Equity cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although Equity believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from Equity’s expectations include competition from other financial institutions and bank holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; the possibility that the expected benefits related to the proposed transaction with NBC Corp. of Oklahoma (“NBC”) may not materialize as expected; the proposed transaction not being timely completed, if completed at all; prior to the completion of the proposed transaction, the business of NBC experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities, difficulty retaining key employees; the ability to obtain regulatory approval of the NBC transactions; and the ability to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all; and similar variables. The foregoing list of factors is not exhaustive.

For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Equity’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2025, and any updates to those risk factors set forth in Equity’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Equity’s underlying assumptions prove to be incorrect, actual results may differ materially from what Equity anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Equity does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties arise from time to time and it is not possible for us to predict those events or how they may affect us. In addition, Equity cannot assess the impact of each factor on Equity’s business or the extent to which any factor, or combination of factors, may cause actual

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PRESS RELEASE

results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Equity or persons acting on Equity’s behalf may issue.

Investor Contact:

Brian J. Katzfey

VP, Director of Corporate Development and Investor Relations

Equity Bancshares, Inc.

(316) 858-3128

bkatzfey@equitybank.com

Media Contact:

Russell Colburn

Public Relations and Communication Manager

Equity Bancshares, Inc.

(913) 583-8011

rcolburn@equitybank.com

Equity Bancshares, Inc.

PRESS RELEASE

Unaudited Financial Tables

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Table 1. Quarterly Consolidated Statements of Income
•
Table 2. Consolidated Balance Sheets
•
Table 3. Selected Financial Highlights
•
Table 4. Quarter-To-Date Net Interest Income Analysis
•
Table 5. Quarter-Over-Quarter Net Interest Income Analysis
•
Table 6. Non-GAAP Financial Measures

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PRESS RELEASE

TABLE 1. QUARTERLY CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands, except per share data)
	As of and for the three months ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Interest and dividend income
Loans, including fees	$62,997	$63,379	$62,089	$61,518	$58,829
Securities, taxable	9,114	9,229	9,809	10,176	9,877
Securities, nontaxable	377	387	400	401	391
Federal funds sold and other	2,196	1,984	2,667	3,037	2,670
Total interest and dividend income	74,684	74,979	74,965	75,132	71,767
Interest expense
Deposits	19,377	21,213	23,679	22,662	22,855
Federal funds purchased and retail repurchase agreements	248	258	261	306	326
Federal Home Loan Bank advances	2,916	2,158	3,089	3,789	1,144
Federal Reserve Bank borrowings	—	—	—	—	1,361
Subordinated debt	1,851	1,877	1,905	1,899	1,899
Total interest expense	24,392	25,506	28,934	28,656	27,585

Net interest income	50,292	49,473	46,031	46,476	44,182
Provision (reversal) for credit losses	2,722	98	1,183	265	1,000
Net interest income after provision (reversal) for credit losses	47,570	49,375	44,848	46,211	43,182
Non-interest income
Service charges and fees	2,064	2,296	2,424	2,541	2,569
Debit card income	2,504	2,513	2,665	2,621	2,447
Mortgage banking	106	141	287	245	188
Increase in value of bank-owned life insurance	3,593	1,883	1,344	911	828
Net gain on acquisition and branch sales	—	—	831	60	1,240
Net gains (losses) from securities transactions	12	(2)	206	(27)	43
Other	2,051	1,985	1,560	2,607	4,416
Total non-interest income	10,330	8,816	9,317	8,958	11,731
Non-interest expense
Salaries and employee benefits	19,954	18,368	18,494	17,827	18,097
Net occupancy and equipment	3,675	3,571	3,478	3,787	3,535
Data processing	5,086	4,988	5,152	5,036	4,828
Professional fees	1,527	1,846	1,487	1,778	1,392
Advertising and business development	1,344	1,469	1,368	1,291	1,238
Telecommunications	587	614	660	572	655
FDIC insurance	630	662	660	590	571
Courier and postage	799	687	686	620	606
Free nationwide ATM cost	513	558	544	531	494
Amortization of core deposit intangibles	1,045	1,060	1,112	1,218	899
Loan expense	129	154	143	195	109
Other real estate owned and repossessed assets, net	101	133	(7,667)	50	(41)
Merger expenses	66	—	618	2,287	1,556
Other	3,594	3,696	3,593	3,089	3,213
Total non-interest expense	39,050	37,806	30,328	38,871	37,152
Income (loss) before income tax	18,850	20,385	23,837	16,298	17,761
Provision for income taxes (benefit)	3,809	3,399	3,986	4,582	3,693
Net income (loss) and net income (loss) allocable to common stockholders	$15,041	$16,986	$19,851	$11,716	$14,068
Basic earnings (loss) per share	$0.86	$1.06	$1.30	$0.77	$0.91

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Diluted earnings (loss) per share	$0.85	$1.04	$1.28	$0.76	$0.90
Weighted average common shares	17,490,062	16,020,938	15,258,822	15,248,703	15,425,709
Weighted average diluted common shares	17,666,834	16,262,965	15,451,545	15,377,980	15,569,225

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TABLE 2. CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
ASSETS
Cash and due from banks	$431,131	$383,503	$217,681	$244,321	$217,611
Federal funds sold	251	244	17,802	15,945	17,407
Cash and cash equivalents	431,382	383,747	235,483	260,266	235,018
Available-for-sale securities	950,453	1,004,455	1,041,000	1,042,176	1,091,717
Held-to-maturity securities	5,226	5,217	5,408	5,226	2,205
Loans held for sale	338	513	901	1,959	1,311
Loans, net of allowance for credit losses(1)	3,585,804	3,457,549	3,557,435	3,410,920	3,437,714
Other real estate owned, net	4,464	4,773	2,786	2,989	1,465
Premises and equipment, net	117,041	117,132	117,013	114,264	116,792
Bank-owned life insurance	132,317	133,032	131,670	130,326	125,693
Federal Reserve Bank and Federal Home Loan Bank stock	31,960	27,875	34,429	33,171	27,009
Interest receivable	26,791	28,913	28,398	27,381	27,082
Goodwill	53,101	53,101	53,101	53,101	53,101
Core deposit intangibles, net	13,924	14,969	16,029	16,636	17,854
Other	93,299	100,771	131,580	147,102	102,075
Total assets	$5,446,100	$5,332,047	$5,355,233	$5,245,517	$5,239,036
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$949,791	$954,065	$967,858	$984,872	$981,623
Total non-interest-bearing deposits	949,791	954,065	967,858	984,872	981,623
Demand, savings and money market	2,614,110	2,684,197	2,468,956	2,560,091	2,574,871
Time	841,463	736,527	926,130	796,474	814,532
Total interest-bearing deposits	3,455,573	3,420,724	3,395,086	3,356,565	3,389,403
Total deposits	4,405,364	4,374,789	4,362,944	4,341,437	4,371,026
Federal funds purchased and retail repurchase agreements	36,772	37,246	38,196	38,031	43,811
Federal Home Loan Bank advances and Federal Reserve Bank borrowings	236,734	178,073	295,997	250,306	219,931
Subordinated debt	97,620	97,477	97,336	97,196	97,058
Contractual obligations	9,398	12,067	19,683	23,770	18,493
Interest payable and other liabilities	42,888	39,477	37,039	33,342	31,941
Total liabilities	4,828,776	4,739,129	4,851,195	4,784,082	4,782,260
Commitments and contingent liabilities
Stockholders’ equity
Common stock	231	230	209	208	208
Additional paid-in capital	586,251	584,424	494,763	491,709	490,533
Retained earnings	207,282	194,920	180,588	163,068	153,201
Accumulated other comprehensive income (loss), net of tax	(44,965)	(55,181)	(40,012)	(62,005)	(60,788)
Treasury stock	(131,475)	(131,475)	(131,510)	(131,545)	(126,378)
Total stockholders’ equity	617,324	592,918	504,038	461,435	456,776
Total liabilities and stockholders’ equity	$5,446,100	$5,332,047	$5,355,233	$5,245,517	$5,239,036

(1) Allowance for credit losses	$45,824	$43,267	$43,490	$43,487	$44,449

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TABLE 3. SELECTED FINANCIAL HIGHLIGHTS (Unaudited)
(Dollars in thousands, except per share data)
	As of and for the three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024
Loans Held For Investment by Type
Commercial real estate	$1,863,200	$1,830,514	$1,916,863	$1,793,544	$1,797,192
Commercial and industrial	762,906	658,865	670,665	663,718	649,035
Residential real estate	563,954	566,766	567,063	572,523	581,988
Agricultural real estate	260,683	267,248	259,587	219,226	198,291
Agricultural	94,199	87,339	89,529	104,342	149,312
Consumer	86,686	90,084	97,218	101,054	106,345
Total loans held-for-investment	3,631,628	3,500,816	3,600,925	3,454,407	3,482,163
Allowance for credit losses	(45,824)	(43,267)	(43,490)	(43,487)	(44,449)
Net loans held for investment	$3,585,804	$3,457,549	$3,557,435	$3,410,920	$3,437,714

Asset Quality Ratios
Allowance for credit losses on loans to total loans	1.26%	1.24%	1.21%	1.26%	1.28%
Past due or nonaccrual loans to total loans	1.17%	1.14%	1.17%	1.15%	1.10%
Nonperforming assets to total assets	0.51%	0.65%	0.60%	0.52%	0.49%
Nonperforming assets to total loans plus other real estate owned	0.77%	0.99%	0.90%	0.79%	0.73%
Classified assets to bank total regulatory capital	10.24%	12.00%	8.32%	8.47%	6.85%

Selected Average Balance Sheet Data (QTD Average)
Investment securities	$993,836	$1,012,698	$1,055,833	$1,065,979	$1,074,101
Total gross loans receivable	3,575,230	3,525,765	3,475,885	3,459,476	3,452,553
Interest-earning assets	4,771,972	4,716,295	4,731,927	4,745,713	4,742,200
Total assets	5,212,417	5,163,166	5,205,017	5,196,259	5,152,915
Interest-bearing deposits	3,221,130	3,280,592	3,309,202	3,275,765	3,319,907
Borrowings	418,138	340,042	395,190	450,178	390,166
Total interest-bearing liabilities	3,639,268	3,620,634	3,704,392	3,725,943	3,710,073
Total deposits	4,143,151	4,243,159	4,275,424	4,250,843	4,254,883
Total liabilities	4,606,500	4,629,939	4,719,549	4,740,937	4,692,671
Total stockholders' equity	605,917	533,227	485,468	455,322	460,244
Tangible common equity*	533,528	463,657	414,644	383,899	398,041

Performance ratios
Return on average assets (ROAA) annualized	1.17%	1.31%	1.52%	0.91%	1.10%
Return on average equity (ROAE) annualized	10.07%	12.67%	16.27%	10.35%	12.29%
Return on average tangible common equity (ROATCE) annualized*	12.12%	15.30%	19.92%	13.31%	14.96%
Core return on average tangible common equity*	12.14%	15.29%	19.58%	16.89%	15.16%
Yield on loans annualized	7.15%	7.15%	7.11%	7.15%	6.85%
Cost of interest-bearing deposits annualized	2.44%	2.57%	2.85%	2.78%	2.77%
Cost of total deposits annualized	1.90%	1.99%	2.20%	2.14%	2.16%
Net interest margin annualized	4.27%	4.17%	3.87%	3.94%	3.75%
Efficiency ratio*	62.43%	63.02%	52.59%	63.77%	63.45%
Non-interest income / average assets	0.80%	0.68%	0.71%	0.69%	0.92%
Non-interest expense / average assets	3.04%	2.91%	2.32%	3.01%	2.90%
Dividend payout ratio	17.81%	15.62%	11.74%	15.79%	13.31%
Performance ratios - Core
Core earnings per diluted share*	$0.90	$1.10	$1.32	$1.05	$0.96
Core return on average assets*	1.24%	1.37%	1.56%	1.25%	1.17%
Core return on average equity*	10.69%	13.29%	16.73%	14.25%	13.11%
Core non-interest expense / average assets*	2.94%	2.83%	2.18%	2.73%	2.71%

Equity Bancshares, Inc.

PRESS RELEASE

Capital Ratios
Tier 1 Leverage Ratio	11.76%	11.67%	9.55%	9.14%	9.10%
Common Equity Tier 1 Capital Ratio	14.70%	14.51%	11.37%	11.12%	11.14%
Tier 1 Risk Based Capital Ratio	15.30%	15.11%	11.94%	11.70%	11.73%
Total Risk Based Capital Ratio	18.32%	18.07%	14.78%	14.61%	14.71%
Total stockholders' equity to total assets	11.34%	11.12%	9.41%	8.80%	8.72%
Tangible common equity to tangible assets*	10.13%	9.95%	8.21%	7.55%	7.45%
Book value per common share	$35.23	$34.04	$32.97	$30.36	$29.80
Tangible book value per common share*	$31.07	$30.07	$28.38	$25.70	$25.10
Tangible book value per diluted common share*	$30.80	$29.70	$28.00	$25.44	$24.87

* The value noted is considered a Non-GAAP financial measure. For a reconciliation of Non-GAAP financial measures, see Table 8. Non-GAAP Financial Measures.

Equity Bancshares, Inc.

PRESS RELEASE

TABLE 4. QUARTER-TO-DATE NET INTEREST INCOME ANALYSIS (Unaudited)

(Dollars in thousands)

	For the three months ended			For the three months ended
	March 31, 2025			March 31, 2024
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/Rate(3)(4)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/Rate(3)(4)
Interest-earning assets
Loans (1)
Commercial and industrial	$690,124	$14,322	8.42%	$634,637	$12,412	7.87%
Commercial real estate	1,424,110	24,591	7.00%	1,449,177	24,601	6.83%
Real estate construction	457,910	8,802	7.80%	354,801	7,775	8.81%
Residential real estate	565,672	6,715	4.81%	580,426	6,461	4.48%
Agricultural real estate	264,100	5,415	8.32%	197,023	3,468	7.08%
Agricultural	84,901	1,667	7.96%	131,035	2,391	7.34%
Consumer	88,413	1,485	6.81%	105,454	1,721	6.56%
Total loans	3,575,230	62,997	7.15%	3,452,553	58,829	6.85%
Securities
Taxable securities	937,021	9,114	3.94%	1,011,466	9,877	3.93%
Nontaxable securities	56,815	377	2.69%	62,635	391	2.51%
Total securities	993,836	9,491	3.87%	1,074,101	10,268	3.84%
Federal funds sold and other	202,906	2,196	4.39%	215,546	2,670	4.98%
Total interest-earning assets	$4,771,972	74,684	6.35%	$4,742,200	71,767	6.09%
Interest-bearing liabilities
Demand, savings and money market deposits	$2,527,784	13,581	2.18%	$2,520,521	15,660	2.50%
Time deposits	693,346	5,796	3.39%	799,386	7,195	3.62%
Total interest-bearing deposits	3,221,130	19,377	2.44%	3,319,907	22,855	2.77%
FHLB advances	274,385	2,916	4.31%	113,348	1,144	4.06%
Other borrowings	143,753	2,099	5.92%	276,818	3,586	5.21%
Total interest-bearing liabilities	$3,639,268	24,392	2.72%	$3,710,073	27,585	2.99%

Net interest income		$50,292			$44,182
Interest rate spread			3.63%			3.10%

Net interest margin (2)			4.27%			3.75%

(1) Average loan balances include nonaccrual loans.
(2) Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets for the period.
(3) Tax exempt income is not included in the above table on a tax-equivalent basis.

(4) Actual unrounded values are used to calculate the reported yield or rate disclosed. Accordingly, recalculations using the amounts in thousands as disclosed in this report may not produce the same amounts.

Equity Bancshares, Inc.

PRESS RELEASE

TABLE 5. QUARTER-OVER-QUARTER NET INTEREST INCOME ANALYSIS (Unaudited)

(Dollars in thousands)

	For the three months ended			For the three months ended
	March 31, 2025			December 31, 2024
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/Rate(3)(4)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/Rate(3)(4)
Interest-earning assets
Loans (1)
Commercial and industrial	$690,124	$14,322	8.42%	$651,733	$12,780	7.80%
Commercial real estate	1,424,110	24,591	7.00%	1,402,966	25,978	7.37%
Real estate construction	457,910	8,802	7.80%	463,885	9,654	8.28%
Residential real estate	565,672	6,715	4.81%	567,123	6,571	4.61%
Agricultural real estate	264,100	5,415	8.32%	262,529	5,071	7.68%
Agricultural	84,901	1,667	7.96%	82,986	1,705	8.17%
Consumer	88,413	1,485	6.81%	94,543	1,620	6.82%
Total loans	3,575,230	62,997	7.15%	3,525,765	63,379	7.15%
Securities
Taxable securities	937,021	9,114	3.94%	953,627	9,229	3.85%
Nontaxable securities	56,815	377	2.69%	59,071	387	2.61%
Total securities	993,836	9,491	3.87%	1,012,698	9,616	3.78%
Federal funds sold and other	202,906	2,196	4.39%	177,832	1,984	4.44%
Total interest-earning assets	$4,771,972	74,684	6.35%	$4,716,295	74,979	6.32%
Interest-bearing liabilities
Demand savings and money market deposits	$2,527,784	13,581	2.18%	$2,448,539	13,429	2.18%
Time deposits	693,346	5,796	3.39%	832,053	7,784	3.72%
Total interest-bearing deposits	3,221,130	19,377	2.44%	3,280,592	21,213	2.57%
FHLB advances	274,385	2,916	4.31%	194,914	2,158	4.41%
Other borrowings	143,753	2,099	5.92%	145,128	2,135	5.86%
Total interest-bearing liabilities	$3,639,268	24,392	2.72%	$3,620,634	25,506	2.80%

Net interest income		$50,292			$49,473
Interest rate spread			3.63%			3.52%

Net interest margin (2)			4.27%			4.17%

(1) Average loan balances include nonaccrual loans.
(2) Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets for the period.
(3) Tax exempt income is not included in the above table on a tax-equivalent basis.

(4) Actual unrounded values are used to calculate the reported yield or rate disclosed. Accordingly, recalculations using the amounts in thousands as disclosed in this report may not produce the same amounts.

Equity Bancshares, Inc.

PRESS RELEASE

TABLE 6. NON-GAAP FINANCIAL MEASURES (Unaudited)
(Dollars in thousands, except per share data)
	As of and for the three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024

Total stockholders' equity	$617,324	$592,918	$504,038	$461,435	$456,776
Goodwill	(53,101)	(53,101)	(53,101)	(53,101)	(53,101)
Core deposit intangibles, net	(13,924)	(14,969)	(16,029)	(16,636)	(17,854)
Mortgage servicing rights, net	—	—	—	(25)	(50)
Naming rights, net	(5,926)	(957)	(968)	(979)	(989)
Tangible common equity	$544,373	$523,891	$433,940	$390,694	$384,782
Common shares outstanding at period end	17,522,994	17,419,858	15,288,309	15,200,194	15,327,799
Diluted common shares outstanding at period end	17,673,132	17,636,843	15,497,466	15,358,396	15,469,531
Book value per common share	$35.23	$34.04	$32.97	$30.36	$29.80
Tangible book value per common share	$31.07	$30.07	$28.38	$25.70	$25.10
Tangible book value per diluted common share	$30.80	$29.70	$28.00	$25.44	$24.87

Total assets	$5,446,100	$5,332,047	$5,355,233	$5,245,517	$5,239,036
Goodwill	(53,101)	(53,101)	(53,101)	(53,101)	(53,101)
Core deposit intangibles, net	(13,924)	(14,969)	(16,029)	(16,636)	(17,854)
Mortgage servicing rights, net	—	—	—	(25)	(50)
Naming rights, net	(5,926)	(957)	(968)	(979)	(989)
Tangible assets	$5,373,149	$5,263,020	$5,285,135	$5,174,776	$5,167,042
Total stockholders' equity to total assets	11.34%	11.12%	9.41%	8.80%	8.72%
Tangible common equity to tangible assets	10.13%	9.95%	8.21%	7.55%	7.45%

Total average stockholders' equity	$605,917	$533,227	$485,468	$455,322	$460,244
Average intangible assets	(72,389)	(69,570)	(70,824)	(71,423)	(62,203)
Average tangible common equity	$533,528	$463,657	$414,644	$383,899	$398,041
Net income (loss) allocable to common stockholders	$15,041	$16,986	$19,851	$11,716	$14,068
Net gain on acquisition	—	—	(831)	(60)	(1,240)
Net gain (loss) on securities transactions	(12)	2	(206)	27	(43)
Merger expenses	66	—	618	2,287	1,556
BOLI tax expense	—	—	—	1,730	—
Amortization of intangible assets	1,144	1,071	1,148	1,254	935
Tax effect of adjustments	(252)	(225)	(153)	(737)	(254)
Core net income (loss) allocable to common stockholders	$15,987	$17,834	$20,427	$16,217	$15,022
Return on total average stockholders' equity (ROAE) annualized	10.07%	12.67%	16.27%	10.35%	12.29%
Average tangible common equity	$533,528	$463,657	$414,644	$383,899	$398,041
Average impact from core earnings adjustments	473	424	288	2,251	477
Core average tangible common equity	$534,001	$464,081	$414,932	$386,150	$398,518
Return on average tangible common equity (ROATCE) annualized	12.12%	15.30%	19.92%	13.31%	14.96%
Core return on average tangible common equity (CROATCE) annualized	12.14%	15.29%	19.58%	16.89%	15.16%

Equity Bancshares, Inc.

PRESS RELEASE

Non-interest expense	$39,050	$37,806	$30,328	$38,871	$37,152
Merger expense	(66)	—	(618)	(2,287)	(1,556)
Amortization of intangible assets	(1,144)	(1,071)	(1,148)	(1,254)	(935)
Adjusted non-interest expense	$37,840	$36,735	$28,562	$35,330	$34,661
Net interest income	$50,292	$49,473	$46,031	$46,476	$44,182
Non-interest income	10,330	8,816	9,317	8,958	11,731
Net gain on acquisition and branch sales	—	—	(831)	(60)	(1,240)
Net gains (losses) from securities transactions	(12)	2	(206)	27	(43)
Adjusted non-interest income	$10,318	$8,818	$8,280	$8,925	$10,448
Net interest income plus adjusted non-interest income	$60,610	$58,291	$54,311	$55,401	$54,630
Non-interest expense to net interest income plus non-interest income	64.42%	64.86%	54.80%	70.12%	66.45%
Efficiency ratio	62.43%	63.02%	52.59%	63.77%	63.45%
Average assets	5,212,417	5,163,166	5,205,017	5,196,259	5,152,915
Core non-interest expense to average assets	2.94%	2.83%	2.18%	2.73%	2.71%

Net income (loss) allocable to common stockholders	$15,041	$16,986	$19,851	$11,716	$14,068
Amortization of intangible assets	1,144	1,071	1,148	1,254	935
Tax effect of adjustments	(240)	(225)	(241)	(263)	(196)
Adjusted net income allocable to common stockholders	15,945	17,832	20,758	12,707	14,807
Net gain on acquisition	—	—	(831)	(60)	(1,240)
Net gain (loss) on securities transactions	(12)	2	(206)	27	(43)
Merger expenses	66	—	618	2,287	1,556
BOLI tax expense	—	—	—	1,730	—
Tax effect of adjustments	(12)	—	88	(474)	(58)
Core net income (loss) allocable to common stockholders	$15,987	$17,834	$20,427	$16,217	$15,022
Total average assets	$5,212,417	$5,163,166	$5,205,017	$5,196,259	$5,152,915
Total average stockholders' equity	$605,917	$533,227	$485,468	$455,322	$460,244
Weighted average diluted common shares	17,666,834	16,262,965	15,451,545	15,377,980	15,569,225
Diluted earnings (loss) per share	$0.85	$1.04	$1.28	$0.76	$0.90
Core earnings per diluted share	$0.90	$1.10	$1.32	$1.05	$0.96
Return on average assets (ROAA) annualized	1.17%	1.31%	1.52%	0.91%	1.10%
Core return on average assets	1.24%	1.37%	1.56%	1.25%	1.17%
Return on average equity	10.07%	12.67%	16.27%	10.35%	12.29%
Core return on average equity	10.69%	13.29%	16.73%	14.25%	13.11%